EXHIBIT 10.25

                        AMENDMENT TO CONSULTING AGREEMENT

     The consulting agreement between Can-Cal Resources Ltd (the "Client") and national Financial Communications Corp (the "Company") is amended as of March 22, 2002. Each change is intended to be effective as of September 15, 2001 (the date of the consulting agreement).

     1.   Section II B of the consulting agreement is deleted in its entirety.

     2. Schedule A-1: The last four sentences of paragraph A are deleted. The Company's receipt of proceeds from sale of shares of the Client's stock issued to the Company in payment of services provided by Company shall have no effect on the monthly fees payable to Company by Client for Company's services. Company's proceeds from sale of stock of the Client shall belong to the Company only.

     3. Schedule A-2: The asterisk provision following signature blocks is deleted. The Company's receipt of any profits received on sale of Client stock received through exercise of options to purchase Client's stock shall have no effect on the monthly fees payable to Company by Client for Company's services. Company's proceeds from sale of stock of the Client shall belong to the Company only.

     4. Company acknowledges that the representation and acknowledgment in paragraph C of Schedule A-2 (as to restricted status of stock bought on exercise of options) shall apply to any Client stock issued in payment for Company services under Paragraph A of Schedule A-1. Specifically, Company acknowledges as follows: that all shares of Client stock issued to Company in payment of services shall be restricted under rule 144 of the Securities Act of 1933; that Company shall take such shares for investment purposes, for its own account, and not with a view to the resale or redistribution of such shares; that the customary restrictive legend shall be stamped on certificates for such shares; that resale of such shares shall be subject to the minimum 12 month holding period under rule 144, filing of Form 144, the availability of current public information about the Company at the time of proposed sale under rule 144, and the manner of sale requirements of rule 144. Further, the Company acknowledges that even if the Client files a registration statement with the Securities and Exchange Commission (the "SEC") which provides for resale to the public of Client stock owned by the Company, there is no assurance as to whether or when that registration statement would be declared effective by the SEC, or be current under the rules and regulations of the SEC at the time of proposed sales of stock of Client owned by the Company. Therefore, the Company acknowledges that in the event the registration statement is not declared effective, or even if declared effective, that if the registration statement is not current at the time of proposed sales by the Company, then the Company will not be able to sell the Company stock into the public market until 12 months after sale and issuance of the subject stock to Company by Client pursuant to the consulting agreement or exercise of options, as the case may be.


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     5.   The consulting agreement is suspended from October 31, 2001 through
          March 25, 2002, and shall be reinstated on March 25, 2002. The Client has paid the Company $5,000 cash for the first month of Company's services (October 2001). The Client shall issue and deliver to the Company a certificate for 40,000 restricted shares for service in the month of April and May 2002, and thereafter monthly according to the consulting agreement.

     Except as amended by the preceding, the original consulting agreement remains in effect.


     Can-Cal Resources Ltd.            National Financial Communications Corp.


        /s/   Ronald Sloan                /s/   Geoffrey Eiten
     ------------------------------    ----------------------------------------
     Ronald Sloan, President           Geoffrey Eiten, President


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